Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference on Form 8-K/A of MetroCity Bankshares, Inc. of our report dated March 31, 2025, relating to the consolidated financial statements of First IC Corporation and Subsidiary, appearing in the Registration Statement (File No. 333-287567) on Form S-4/A of MetroCity Bankshares, Inc.

/s/ McNair, McLemore, Middlebrooks & Co., LLC

Macon, Georgia

February 12, 2026